Exhibit 99.1

news release

FACET BIOTECH REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

— Reduces full year 2009 cash utilization guidance to approximately $80 million —

Redwood City, Calif., August 4, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today reported financial results for the second quarter ended June 30, 2009.

“I am pleased with the progress we’ve made at Facet over the past eight months, especially with our clinical development, where our daclizumab program in MS is poised to enter phase 3 in the first half of 2010 and our oncology programs continue on track,” said Faheem Hasnain, president and chief executive officer of Facet Biotech.  “At the same time, we continue to expand our leadership team with the recent appointment of Dr. Mark Rolfe as chief scientific officer, whose vast experience in oncology and molecular biology will complement our core capabilities in oncology research and translational medicine.  We also remain vigilant about managing our financial resources, evidenced by our revised cash utilization guidance for 2009.”

Summary of Financial Results

The financial results for the quarter ended June 30, 2009 represent the second full quarter of operations for Facet as an independent company since its spin-off from PDL BioPharma, Inc. (PDL) on December 18, 2008.  The results for the quarter and six months ended June 30, 2008 are comprised of the results of PDL’s former biotechnology operations, which were derived from PDL’s historical consolidated financial statements, prior to the spin-off.

•      Total revenues for the second quarter of 2009 were $10.6 million compared to $2.0 million in the same period of 2008.  This increase was primarily due to revenue recognized under the company’s collaboration with Bristol-Myers Squibb Company (BMS).  Because Facet did not enter into the collaboration agreement with BMS until the third quarter of 2008, Facet did not recognize any revenue under this agreement in the second quarter of 2008.

•      Total costs and expenses for the second quarter of 2009 were $52.9 million compared to $51.2 million reported for the comparable 2008 period.  This increase was primarily due to $16.9 million in restructuring charges incurred during the quarter, which was partially offset by $12.8 million in lower expenses associated with research and development (R&D) and general and administrative (G&A) activities.

•      R&D expenses decreased to $27.1 million for the second quarter of 2009 from $37.0 million for the same period of 2008.  The decrease was due primarily to reduced personnel-related expenses as a result of prior period restructuring activities.  This decrease was partially offset by a $2.3 million increase in stock-based compensation, primarily resulting from at-the-money, fully-vested stock options granted to employees during the quarter as discussed below.

•      In the second quarter of 2009, G&A expenses decreased to $8.1 million from $11.0 million for the prior year comparable period.  This decrease was primarily due to reduced personnel-related expenses as a result of prior period restructuring activities and reduced facility-related costs as a result of a lease-related restructuring charge taken during the quarter.  These decreases were partially offset by a $1.0 million increase in stock-based compensation, primarily resulting from at-the-money, fully-vested stock options granted to employees during the quarter as discussed below.

•      Restructuring charges of $16.9 million were incurred in the second quarter of 2009 compared to $2.9 million for the comparable 2008 period.  The $16.9 million in restructuring charges in the second quarter of 2009 resulted from Facet’s vacating approximately 240,000 square feet of leased space at its corporate headquarters during the quarter in accordance with the restructuring plan initiated in January 2009.

•      Stock-based compensation for the second quarter of 2009 was $5.2 million compared to $1.8 million for the second quarter of 2008.  This increase was primarily due to the issuance of at-the-money, fully-vested stock options granted to employees during the quarter.  As disclosed in prior filings with the Securities and Exchange Commission (SEC), the grants were provided to Facet employees to compensate them for the estimated value of any vested PDL stock options that were forfeited in connection with the spin-off.  Because these stock options were fully vested as of the grant date, the company recognized 100 percent of the fair value of the grants as stock-based compensation upon issuance in the second quarter of 2009.

•      Net loss for the second quarter of 2009 was $40.8 million, or $1.71 per basic and diluted share, compared to a net loss of $49.7 million, or $2.08 per basic and diluted share, for the second quarter of 2008.

•      Cash, cash equivalents, marketable securities and restricted cash totaled $371.1 million at June 30, 2009, a decrease from $403.4 million at December 31, 2008.  Cash utilization was $12.3 million in the second quarter of 2009 and $32.3 million in the first half of 2009.

Recent Developments

•      In August, Facet announced its decision, along with its partner Biogen Idec, to continue planning for the phase 3 trial of daclizumab high-yield process (DAC HYP) in multiple sclerosis (MS).  The companies expect to initiate the trial during the first half of 2010.  Facet plans to request a Special Protocol Assessment from the U.S. Food and Drug Administration (FDA) prior to the initiation of this study.  The companies continue to enroll patients in the SELECT phase 2b monotherapy study of DAC HYP in MS as they plan for the phase 3 study. The independent Safety Monitoring Committee (SMC) for the SELECT study conducted a planned interim futility analysis of a subset of the data and, based on that analysis, the SMC recommended the continuation of the SELECT trial.  SELECT remains a blinded study.  Additional details about the phase 3 study will be available prior to the start of the trial.

•      In July, Facet announced the appointment of Mark Rolfe, Ph.D. as senior vice president and chief scientific officer, effective August 20, 2009.  Dr. Rolfe will be responsible for leading the company’s research organization, including its target validation, translational medicine and protein engineering teams.  Dr. Rolfe held positions of increasing responsibility at Millennium: the Takeda Oncology Company, most recently as vice president, oncology discovery.  He also worked at Mitotix, Inc. as director, molecular biology, and at Celltech Ltd. as a principal scientist.  He completed post-doctoral fellowships at the Columbia University College of Physicians and Surgeons in New York and the Imperial Cancer Research Fund in London.  He received his Ph.D. from the National Institute of Medical Research in London.

•      In May, Facet held its first Annual Stockholders Meeting at its corporate headquarters in Redwood City, Calif.  All five board of director nominees were elected: Brad Goodwin, Faheem Hasnain, Gary Lyons, David Parkinson, M.D. and Kurt von Emster.

Revised 2009 Guidance

•      Based on Facet’s first half 2009 results and its expectations for the remainder of the year, the company is reducing its guidance for anticipated cash utilization for 2009 to approximately $80 million from its previous range of $95 to $100 million.  The updated cash utilization estimate continues to include approximately $10 million in workforce-related payments, including severance payments related to employees terminated in 2009, compensation for such employees prior to their dates of termination and retention-related payments that will be made in 2009.  The cash utilization estimate excludes costs related to potential in-licensing opportunities and the potential receipt of collaboration milestone payments.  The company expects to receive the $30 million milestone payment from Biogen Idec associated with the enrollment of the first patient into the phase 3 trial for DAC HYP in the first half of 2010.  The company continues to seek opportunities to further reduce its ongoing cost structure, particularly with respect to its significant lease obligations.

•      Primarily as a result of the lease-related restructuring charge incurred during the second quarter, the company is updating its estimate of total costs and expenses for 2009.  The company currently anticipates 2009 total costs and expenses of $155 to $165 million, a change from its previous estimate of $140 to $160 million.  The current estimate includes $22 to $25 million of anticipated depreciation, amortization and stock-based compensation, consistent with the company’s previous estimate, and $22 million in total restructuring and asset impairment charges, an increase from the previously estimated $4 million in restructuring charges.

Forward-looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s

(i)            expected initiation of a phase 3 trial of daclizumab in MS in the first half of 2010, plans to request a Special Protocol Assessment with respect to this trial and potential receipt of a $30 million milestone payment from Biogen Idec, which would be triggered upon the enrollment of the first patient in a phase 3 trial of daclizumab in MS; and

(ii)           expected cash utilization, total costs and expenses, depreciation, amortization and stock-based compensation expense and restructuring and asset impairment charges for 2009.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•      The development of daclizumab could be adversely impacted by changes in Facet Biotech’s development plans or timelines, including because of unexpected safety or efficacy data observed during clinical trials, enrollment rates in clinical trials, changes in expected competition and changes in regulatory support for the path towards registration.  As a result, the phase 3 trial of daclizumab in MS may not be initiated by the first half of 2010 or at all, which would adversely impact the receipt of or delay the receipt of the $30 million milestone payment Facet Biotech would otherwise receive upon enrollment of the first patient into the phase 3 study.  The results observed to date in clinical trials of daclizumab in MS may not be predictive of results to be obtained in the additional evaluations and studies that would be necessary to demonstrate daclizumab to be safe and effective in the treatment of patients with MS.

•      Facet Biotech’s ability to realize expected operating expense reductions could be adversely impacted by changes in Facet Biotech’s development plans or timelines, enrollment rates in clinical trials, unexpected litigation or other disputes and the occurrence of other unexpected events that could affect anticipated expenses.

•      Facet Biotech could recognize additional restructuring charges or reduce its restructuring liability over the next several quarters in connection with its sublease efforts for its Redwood City property leases.  These sublease efforts also could trigger potentially significant asset impairment charges in future periods.

•      Facet Biotech’s 2009 cash utilization could increase significantly if it enters into any in-licensing agreement, which requires the payment of upfront fees, the sharing of development costs or other payments.

•      Facet Biotech’s revenue expectations depend in part on the success of third parties from which Facet Biotech expects to receive royalty, milestone and other payments.

Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics. Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

FACET BIOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUES:
Collaboration	$8,897	$1,825	$16,134	$4,507
Other	1,654	150	4,016	2,150
Total revenues	10,551	1,975	20,150	6,657

COSTS AND EXPENSES:
Research and development (1)	27,139	37,045	51,204	82,282
General and administrative (1)	8,079	10,985	18,338	23,750
Restructuring charges	16,865	2,904	21,070	8,451
Asset impairment charges	843	263	843	3,784
Gain on sale of assets	—	—	—	(49,671)
Total costs and expenses	52,926	51,197	91,455	68,596
Operating loss	(42,375)	(49,222)	(71,305)	(61,939)
Interest and other income	1,945	2	2,125	5
Interest expense	(419)	(432)	(841)	(866)
Loss before income taxes	(40,849)	(49,652)	(70,021)	(62,800)
Income tax expense	—	31	—	59
Net loss	$(40,849)	$(49,683)	$(70,021)	$(62,859)

NET LOSS PER BASIC AND DILUTED SHARE (2)	$(1.71)	$(2.08)	$(2.93)	$(2.63)

WEIGHTED-AVERAGE SHARES - BASIC AND DILUTED (2)	23,917	23,901	23,911	23,901

(1) Amounts include stock-based compensation as follows:
Research and development	$3,714	$1,388	$4,121	$3,026
General and administrative	1,446	403	1,915	2,225
Total stock-based compensation	$5,160	$1,791	$6,036	$5,251

(2)	For the three and six months ended June 30, 2008, the computation of net loss per basic and diluted share and the weighted-
average shares outstanding are based on 23.9 million shares that were issued in connection with the spin-off on December 18, 2008.

CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)
	June 30,	December 31,
	2009	2008
Cash, cash equivalents, marketable securities and restricted cash	$371,130	$403,418
Total assets	$494,721	$538,021
Total stockholders’ equity	$372,611	$435,633